JadiCell™ Stem Cells Licensed by Therapeutic Solutions International for Brain Injury Significantly Increased Survival of COVID-19 Patients in Double Blind FDA Clinical Trial

Twenty-four Patient Clinical Trial Validates Superior Anti-inflammatory and Regenerative Properties of JadiCell™

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Therapeutic Solutions International →
Oct 28, 2020, 10:38 ET

OCEANSIDE, Calif., Oct. 28, 2020 /PRNewswire/ -- Therapeutics Solution International, Inc., (OTC Markets: TSOI), reported today a publication from the University of Miami[1], demonstrating intravenous administration of JadiCells results in a significant survival improvement in COVID-19 patients. The Phase 1/2 double blind, placebo-controlled trial treated 12 advanced COVID-19 patients with 100 million JadiCells™ intravenously at days 0 and 3, and 12 patients received placebo control. At 28 days 91% of JadiCell™ treated patients survived whereas only 42% of patients in the placebo group survived. There were no adverse effects associated with JadiCell™ administration.

"In July of 2019, we obtained an exclusive license for the use of JadiCells™ in treatment of chronic traumatic encephalopathy (CTE) and brain injury[2]. Since then we have been working diligently at developing an IND file for initiation of clinical trials" said Dr. James Veltmeyer, Chief Medical Officer of Therapeutic Solutions International. "The data reported today strongly supports further clinical translation of JadiCells™. Not only do these data support safety of intravenous administration, but also attest to the potent anti-inflammatory and regenerative effects of this unique stem cell population."

JadiCells™ are a type of "supercharged" mesenchymal stem cells which have been demonstrated by the Company, as well as independent academic and private institutions to possess superior therapeutic activity as compared to other stem cells.

"As a company, TSOI is highly interested in inflammatory processes associated with COVID-19, in fact, we are unique in being one of the only companies that is concurrently developing cellular therapies while running clinical trials on nutraceutical approaches to COVID-19[3]" said Famela Ramos, Director of Business Development.

"It has been my pleasure to work with Timothy Dixon and his scientific team in advancing the basic science surrounding JadiCells™, and the clinical translation for treatment of brain pathologies" said Amit Patel, MD, MSc, inventor of the JadiCell™. "By supplying our cells to groups such as University of Miami, or Therapeutic Solutions International, we believe we can hyper accelerate the development of this novel stem cell, and hopefully save some lives."

"I applaud the brave doctors which have implemented the novel use of JadiCells™ in treatment of COVID-19. It is an honor to work with Dr. Patel in what we anticipate will be another success for this cell type in addressing areas of unmet medical needs" said Timothy Dixon, President and CEO of Therapeutic Solutions International. "Brain injuries and CTE take a terrible toll not only in our athletes, but also our soldiers and veterans, contributing to suicide and other pathologies. We are excited to utilize JadiCells™ in treating one of the last frontiers of medicine.... the brain."

About Therapeutic Solutions International, Inc.
Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com, and our public forum is https://board.therapeuticsolution-sint.com/

[1] https://papers.ssrn.com/sol3/papers.cfm?abstract_id=3696875
[2] https://www.globenewswire.com/news-release/2019/07/01/1876699/0/en/Therapeutic-Solutions-International-2Obtains-Exclusive-License-for-Patented-Clinical-Stage-Adult-Stem-Cell-for-Treatment-of-Military-and-Sports-Brain-Injuries.html
[3] https://www.clinicaltrials.gov/ct2/show/NCT04421391

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